Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement of News Corporation (Form F-3 No. 333-106837) and of Fox Entertainment Group, Inc. (Form S-3 No. 333-106837) and to the incorporation by reference therein of our report dated February 23, 2004 (except for items c, d, e of Note 19, as to which the date is March 2, 2004), with respect to the consolidated financial statements of Gemstar-TV Guide International, Inc. for the year ended December 31, 2003, included in News Corporation’s Annual Report (Form 8-K) for the year ended June 30, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California

November 23, 2004